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                     July 18, 2023

       Gianfranco Truffello
       Chief Financial Officer
       Arauco and Constitution Pulp, Inc.
       Avenida El Golf 150
       14th Floor
       7550107 Las Condes, Santiago Chile

                                                        Re: Arauco and
Constitution Pulp, Inc.
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Form 6-K furnished
March 29, 2023
                                                            File No. 033-99720

       Dear Gianfranco Truffello:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing